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                                                                   Exhibit 5.1



                                                                   May 9, 2000



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549



Ladies and Gentlemen:

         We have acted as counsel for Charter Communications, Inc., a Delaware corporation (the "Company"), in connection with the proposed offer by the Company of (a) up to 25,009,798 additional shares of the Company's Class A Common Stock pursuant to the 1999 Charter Communications Holdings, LLC Option Plan (the "Plan") and (b) 7,044,127 additional shares pursuant to the terms of an agreement (the "Agreement") between the Company and the Company's President and Chief Executive Officer (such shares, together with the shares referred to in clause (a) above, the "Shares"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, it is our opinion that the Shares, when issued to participants in accordance with the Plan or the Agreement, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement on Form S-8 filed by the Company to effect registration of the Shares issued pursuant to the Plan and the Agreement under the Securities Act of 1933.


                                      Very truly yours,


                                      /s/ Paul, Hastings, Janofsky & Walker, LLP